(Exhibit 23)


                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ennis Business Forms, Inc.


We consent to the inclusion in the registration statement (No. 2-81124) on Form S-8 of Ennis Business Forms, Inc. of our reports dated April 13, 2000, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999 and the related consolidated statements of earnings and cash flows and related financial statement schedule for each of the years in the three-year period ended February 29, 2000, which reports appear in or are incorporated by reference in the 2000 annual report on Form 10-K of Ennis Business Forms, Inc.



                           		KPMG LLP


Dallas, Texas
May 26, 2000